Exhibit 99.1

Enterprise Products Partners L.P. P.O. Box 4324 Houston, TX 77210 713-381-6500

Enterprise Announces Results for Third Quarter 2010

Houston, Texas (Tuesday, October 26, 2010) – Enterprise Products Partners L.P. (NYSE: EPD) today announced its financial results for the three and nine months ended September 30, 2010.  Results for 2009 were recast to reflect the merger of TEPPCO Partners, L.P. with Enterprise as a reorganization of entities under common control in a manner similar to a pooling of interests.  The TEPPCO merger was completed on October 26, 2009.

Highlights:

		3rd Quarter
	$Millions, except per unit	2010	2009 (1)	% Change
	Gross operating margin	$821	$639	28.5%
	Operating income	$569	$356	59.8%
	Adjusted EBITDA	$828	$575	44.0%
	Net income	$386	$188	105.3%
	Net income attributable to Enterprise	$372	$213	74.6%
	Earnings per unit (fully diluted)	$0.47	$0.36	30.6%

(1)
Gross operating margin, operating income, Adjusted EBITDA and net income were reduced by $67 million for charges related to our dissociation from the Texas Offshore Port System (“TOPS”) and $29 million for charges incurred by TEPPCO related to its refined products river terminalling business. Operating income, Adjusted EBITDA and net income for the third quarter of 2009 were also reduced by an additional $18 million of non-cash asset impairment charges incurred by TEPPCO related to its river terminalling business. Net income attributable to Enterprise for the third quarter of 2009 was reduced by $34 million, or $0.07 per unit (fully diluted), for its share of the charges related to TOPS.

•
Enterprise increased its cash distribution with respect to the third quarter of 2010 to $0.5825 per unit, or $2.33 per unit on an annualized basis, which represents a 5.4 percent increase from the distribution paid with respect to the third quarter of 2009.  This is the 25th consecutive quarterly increase and the 34th increase since the partnership’s initial public offering (“IPO”) in 1998;

•
Enterprise reported distributable cash flow of $573 million for the third quarter of 2010, which provided 1.4 times coverage of the $0.5825 per unit cash distribution declared for limited partners.  Approximately $133 million of distributable cash flow was retained for the third quarter of 2010;

•
Enterprise’s natural gas liquid (“NGL”), crude oil, refined products and petrochemical pipeline volumes for the third quarter of 2010 were a seasonal record 4.1 million barrels per day while total natural gas pipeline volumes were a record 12.8 trillion British thermal units per day (“TBtud”).  Equity NGL production for the third quarter of 2010 was a near record 122 thousand barrels per day (“MBPD”);

•	Enterprise made $662 million of capital investments during the third quarter of 2010, including $72 million of sustaining capital expenditures;

•
At September 30, 2010, Enterprise had liquidity (defined as unrestricted cash plus available capacity under consolidated credit facilities excluding availability under credit facilities of Duncan Energy Partners L.P. (“DEP”)) of approximately $1.8 billion; and

•
Privately-held affiliates of Enterprise Products Company (formerly known as EPCO, Inc.), owned by the Dan L. Duncan family and the largest unitholder of Enterprise Products Partners L.P., have committed to reinvest $50 million of distributions through the partnership’s distribution reinvestment plan for the distribution to be paid on November 8, 2010 to purchase additional common units.  This would bring their total purchases of common units during 2010 through the distribution reinvestment plan to $209 million.

Review and Comment on Third Quarter 2010 Results

Net income attributable to Enterprise for the third quarter of 2010 was $372 million, or $0.47 per unit on a fully diluted basis, versus $213 million, or $0.36 per unit on a fully diluted basis, for the third quarter of 2009.  Net income attributable to Enterprise for the third quarter of 2009 does not include $42 million of net loss attributable to the former owners of TEPPCO.  Net income attributable to Enterprise for the third quarter of 2009 was reduced by $34 million, or $0.07 per unit on a fully diluted basis, due to our dissociation from TOPS.  The total third quarter of 2009 charge related to TOPS was $67 million, of which 50 percent was allocated to the former owners of TEPPCO.  Our consolidated financial results for periods prior to the TEPPCO merger reflect the combined results of Enterprise and TEPPCO.  However, there was no change in net income attributable to Enterprise and earnings per unit for periods prior to completion of the TEPPCO merger since net income or loss attributable to TEPPCO was allocated to noncontrolling interests.

On October 14, 2010, the Board of Directors of Enterprise’s general partner approved an increase in the partnership’s quarterly cash distribution rate with respect to the third quarter of 2010 to $0.5825 per unit, representing a 5.4 percent increase over the $0.5525 per unit rate that was paid with respect to the third quarter of 2009.  Enterprise generated $573 million of distributable cash flow during the third quarter of 2010 compared to $402 million for the third quarter of 2009.  Enterprise’s distributable cash flow for the third quarter of 2010 provided 1.4 times coverage of the cash distributions to be paid to limited partners on November 8, 2010.  The partnership will retain approximately $133 million of distributable cash flow in the third quarter of 2010, which was available to reinvest in growth capital projects, reduce debt, and reduce the potential need to issue additional equity.  Enterprise has retained approximately $1.5 billion, or 16 percent, of the total distributable cash flow it has generated since the partnership’s IPO in 1998.  Distributable cash flow is a non-generally accepted accounting principle (“non-GAAP”) financial measure that is defined and reconciled later in this press release to its most directly comparable U.S. GAAP financial measure, net cash flows provided by operating activities.

“Enterprise reported another solid quarter of operating and financial performance,” said Michael A. Creel, president and chief executive officer of Enterprise.  “During the third quarter of 2010, we continued to see strong volumes across our integrated midstream system, which operated at or near record levels.  NGL, crude oil, refined products and petrochemical pipeline volumes averaged a seasonal record 4.1 million barrels per day.  Our natural gas pipeline volumes reached a record 12.8 trillion Btu per day associated with volume growth on our Rocky Mountains and Eagle Ford pipeline systems.  Equity NGL production remained at near record levels of 122,000 barrels per day.  Growth in gross operating margin continued to be supported by the slow, but general improvement in domestic and global economic activity which resulted in strong demand for NGLs and propylene by the petrochemical industry due to the relative value of natural gas and NGLs compared to more expensive crude oil derivatives.  We also continue to benefit from NGL production growth in the Rockies and Texas and natural gas volume growth from non-conventional reserves in the Rockies, Texas and Louisiana.”

“Distributable cash flow for the third quarter and first nine months of 2010 provided 1.4 times coverage of the distributions paid to our limited partners.  For the first nine months of this year, we have retained $388 million of distributable cash flow that we have redeployed to invest in growth capital projects such as those in the Haynesville and Eagle Ford shale plays as well as our NGL fractionation expansion in Mont Belvieu.  These infrastructure projects are predominantly fee-based and will generate operating cash flow to support Enterprise’s future distribution growth.  The 75,000 barrel per day NGL fractionator expansion in Mont Belvieu is expected to be placed in service by the end of November 2010.  Afterward, the next large project scheduled to begin commercial operations is our Haynesville Extension natural gas pipeline in September 2011,” stated Creel.

Certain of Enterprise’s revenues, operating costs and expenses can fluctuate significantly based on the market prices of natural gas, NGLs and crude oil, without necessarily affecting gross operating margin and operating income to the same degree.  Revenue for the third quarter of 2010 increased to $8.1 billion from $6.8 billion in the same quarter of 2009 primarily attributable to increases in sales volumes and energy prices.  Gross operating margin was $821 million for the third quarter of 2010 compared to $639 million for the third quarter of 2009.  Operating income was $569 million for the third quarter of 2010 compared to $356 million for the same quarter of 2009.  Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) for the third quarter of 2010 was $828 million compared to $575 million for the third quarter of 2009.

Review of Segment Performance for the Third Quarter of 2010

NGL Pipelines & Services – Gross operating margin for the NGL Pipelines & Services segment was $397 million for the third quarter of 2010 compared to $403 million for the same quarter of 2009.

Enterprise’s natural gas processing business reported gross operating margin of $224 million for the third quarter of 2010 compared to $239 million for the third quarter of 2009.  Gross operating margin from NGL marketing activities for the third quarter of 2010 decreased by $24 million from the third quarter of last year due to lower sales margins.  Collectively, gross operating margin from the partnership’s natural gas processing plants increased by $9 million for the third quarter of 2010 from the third quarter of last year primarily as a result of an increase in equity NGL production in the Rocky Mountains and Texas.

Equity NGL production (the NGLs that Enterprise earns as a result of providing processing services) for the third quarter of 2010 increased to 122 MBPD from 116 MBPD in the third quarter of 2009 primarily due to a 4 MBPD increase in volumes from the partnership’s Rocky Mountain and Texas plants.  Fee-based natural gas processing volumes were 2.7 billion cubic feet per day (“Bcfd”) for the third quarter of 2010 compared to 2.2 Bcfd for the third quarter of 2009 primarily reflecting an increase in fee-based processing volumes at plants in South Texas and the Rocky Mountains.

Gross operating margin from the partnership’s NGL pipeline and storage business increased to $136 million in the third quarter of 2010 from $131 million in the third quarter of 2009.  Gross operating margin for the third quarter of 2010 includes $10 million of charges related to litigation for disputes arising prior to our acquisition of certain pipelines in 2002 and 2004.  Most of the partnership’s major assets in this business reported increases in gross operating margin and volume.  Total NGL pipeline volumes for the third quarter of 2010 increased by 147 MBPD to approximately 2.3 million barrels per day compared to the third quarter of last year.

Gross operating margin from Enterprise’s NGL fractionation business was $37 million for the third quarter of 2010 compared to $33 million reported for the same quarter of 2009.  This $4 million increase was primarily due to higher revenues and volumes from the Mont Belvieu facility.  NGL fractionation volumes for the third quarter of 2010 were 476 MBPD compared to 467 MBPD for the third quarter of 2009.

Onshore Natural Gas Pipelines & Services – Enterprise’s Onshore Natural Gas Pipelines & Services segment reported gross operating margin of $154 million for the third quarter of 2010, a $46 million increase from the $108 million reported for the third quarter of 2009.

Most of the partnership’s major natural gas pipeline systems and its natural gas marketing business reported increases in gross operating margin and volumes for the third quarter of 2010 compared to the third quarter of 2009.  The pipeline systems benefited from an increase in volumes from the Piceance Basin, Haynesville Shale, Barnett Shale, Eagle Ford Shale and the San Juan Basin.  This was partially offset by an aggregate $6 million decrease in gross operating margin from the third quarter of 2009 for the Jonah and Acadian Gas natural gas pipeline systems and the partnership’s natural gas storage business largely due to a combination of higher operating expenses, a decrease in sales margins or a slight decrease in volumes.

Total onshore natural gas pipeline volumes increased to a record 11.7 TBtud in the third quarter of 2010 versus 10.5 TBtud in the same quarter of 2009.

Onshore Crude Oil Pipelines & Services – Gross operating margin for the third quarter of 2010 from the partnership’s Onshore Crude Oil Pipelines & Services segment was $35 million compared to $34 million for the third quarter of 2009.  The West Texas, Red River, South Texas and Seaway crude oil pipelines reported an aggregate $6 million increase in gross operating margin for the third quarter of 2010 compared to the same quarter in 2009.  These pipeline systems benefited from higher volumes during the third quarter of 2010 as a result of increased crude oil production in the Eagle Ford Shale, Barnett Shale and in West Texas.  Collectively, gross operating margin for the remainder of our onshore crude oil business decreased $5 million from the third quarter of 2009 primarily due to higher operating expenses.  Crude oil transportation volumes for the third quarter of 2010 increased by 5 percent, or 30 MBPD, to 684 MBPD compared to the third quarter of 2009.

Offshore Pipelines & Services – Gross operating margin for the Offshore Pipelines & Services segment was $68 million in the third quarter of 2010 compared to $23 million in the same quarter of 2009.  Gross operating margin for the third quarters of 2010 and 2009 include $8 million and $18 million, respectively, of proceeds from insurance claims in prior years.  The third quarter of 2009 included charges of approximately $67 million associated with the dissociation from TOPS.  Excluding the effects of the insurance proceeds and the TOPS charge, gross operating margin for the third quarter of 2010 decreased by $12 million from the same quarter in 2009.  Facilities in this segment experienced a decrease in natural gas and crude oil volumes generally due to the inactivity in the Gulf of Mexico attributable to the federal offshore drilling moratorium.

The Independence Hub platform and Trail pipeline reported aggregate gross operating margin of $37 million for the third quarter of 2010 compared to $50 million for the third quarter of 2009.  Natural gas volumes on the Independence system decreased to 489 billion British thermal units per day (“BBtud”) for the third quarter of 2010 from 768 BBtud for the third quarter of 2009 due to lower production volumes as the result of depletion, shut-in of the Anadarko Petroleum-operated Merganser well and another large well watering out.  Recently, volumes on the Independence system have increased to approximately 560 BBtud with the restart of the Merganser well and increased production from the Anadarko Petroleum-operated Jubilee well.  Total offshore natural gas pipeline volumes were 1.1 TBtud for the third quarter of 2010 compared to 1.4 TBtud for the third quarter of 2009.

Excluding charges associated with the dissociation from TOPS, gross operating margin from Enterprise’s offshore crude oil pipeline business decreased to $22 million for the third quarter of 2010 from $28 million for the third quarter of 2009 due to a 70 MBPD decrease in crude oil volumes.  Total offshore oil pipeline volumes were 299 MBPD in the third quarter of 2010 versus 369 MBPD in the same quarter of 2009.

The remainder of Enterprise’s offshore assets reported a $7 million increase in gross operating margin for the third quarter of 2010 to $1 million compared to a loss of $6 million in the third quarter of last year primarily due to improved results from the Anaconda and HIOS natural gas pipeline systems.

The estimated decrease in gross operating margin for this segment for the third quarter of 2010 due to lower volumes that were the indirect impact of the federal drilling moratorium in the Gulf of Mexico was approximately $10 to $15 million.

Petrochemical & Refined Product Services – Gross operating margin for the Petrochemical & Refined Products Services segment increased to a record $166 million in the third quarter of 2010 from $70 million in the third quarter of 2009.

The partnership’s propylene business reported gross operating margin of $53 million for the third quarter of 2010 compared to $23 million for the third quarter of 2009.  This business benefitted from a 15 percent increase in propylene fractionation volumes to 77 MBPD and higher sales margins in the third quarter of 2010.  Propylene pipeline volumes increased to 121 MBPD during the third quarter of 2010 compared to 108 MBPD in the third quarter of 2009.

Enterprise’s refined products pipelines and related services business reported gross operating margin of $51 million for the third quarter of 2010 compared to $2 million in the third quarter of 2009, which included $29 million of charges taken by TEPPCO prior to the merger related to its river terminal business.  The partnership’s Port

Arthur, Texas refined products terminal began full commercial operations in June 2010 and generated approximately $3 million of gross operating margin in the third quarter of 2010.  Gross operating margin in the third quarter of 2010 also benefited from higher average pipeline transportation fees on the Enterprise Products Pipeline System and an increase in marketing activity.  Pipeline volumes for the refined products pipeline business were 606 MBPD for the third quarter of 2010 compared to 630 MPBD for the third quarter of 2009.

Enterprise’s butane isomerization business reported gross operating margin of $23 million for the third quarters of both 2010 and 2009.  Isomerization volumes during the third quarter of 2010 were 95 MBPD versus 104 MBPD in the third quarter of last year.

Enterprise’s marine transportation and other service businesses reported gross operating margin of $18 million for the third quarter of 2010 compared to $17 million for the third quarter of 2009.

Gross operating margin for Enterprise’s octane enhancement business increased to $21 million for the third quarter of 2010 compared to $5 million for the third quarter of last year due to higher sales volumes and margins from motor gasoline additives and revenues from sales of by-products.  Octane enhancement production was 19 MBPD for the third quarter of 2010 compared to 13 MBPD for the same quarter of 2009.

General and Administrative Costs

General and administrative costs for the third quarter of 2010 were $56 million, which included $16 million of charges related to the liquidation of the Employee Partnerships and $6 million of expenses related to the planned merger of Enterprise and Enterprise GP Holdings L.P.  General and administrative costs for the third quarter of 2009 were $52 million, which included $16 million of charges related to the merger of Enterprise and TEPPCO.

Capitalization

Total debt principal outstanding at September 30, 2010 was approximately $12.7 billion, including $1.5 billion of junior subordinated notes to which the nationally recognized debt rating agencies ascribe partial equity credit.  Enterprise’s consolidated debt at September 30, 2010 also included $530 million of debt of DEP, for which Enterprise does not have the payment obligation.  During the third quarter of 2010, Enterprise received total proceeds of $67 million from the issuance of approximately 1.8 million common units through the partnership’s distribution reinvestment plan and related general partner contribution.  At September 30, 2010, Enterprise had liquidity of approximately $1.8 billion, which reflects availability under Enterprise’s credit facilities and unrestricted cash, but excludes availability under DEP’s credit facilities.

On October 25, 2010, DEP executed senior unsecured credit facilities totaling $1.25 billion, which are comprised of an $850 million revolving credit facility and a $400 million term loan both of which mature in October 2013.  Proceeds from these facilities will be used for general partnership purposes, including the termination and repayment of DEP’s $300 million revolving credit facility and the $200 million revolving credit facility provided by a subsidiary of Enterprise Products Partners.  In aggregate, Enterprise and DEP had total liquidity of $2.8 billion at September 30, 2010 after adjusting for the execution of these $1.25 billion of credit facilities and related repayments.

Total capital spending in the third quarter of 2010, net of contributions in aid of construction costs, was approximately $662 million, which included $72 million of sustaining capital expenditures.

Interest expense for the third quarter of 2010 was $180 million on an average debt balance of $12.7 billion, compared to interest expense of $161 million in the third quarter of 2009, which had an average debt balance of $12.2 billion.  The increase in interest expense was primarily due to higher debt balances during the third quarter of 2010.

Conference Call to Discuss Third Quarter 2010 Earnings

Today, Enterprise will host a conference call to discuss earnings for the third quarter of 2010.  The call will be broadcast live over the Internet at 9:00 a.m. CDT and may be accessed by visiting the company’s website at www.epplp.com.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of gross operating margin, distributable cash flow and Adjusted EBITDA.  The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP.  Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other measure of liquidity or financial performance calculated and presented in accordance with GAAP.  Our non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as we do.

Gross operating margin.  We evaluate segment performance based on the non-GAAP financial measure of gross operating margin.  Gross operating margin (either in total or by individual segment) is an important performance measure of the core profitability of our operations.  This measure forms the basis of our internal financial reporting and is used by management in deciding how to allocate capital resources among business segments.  We believe that investors benefit from having access to the same financial measures that management uses in evaluating segment results.  The GAAP financial measure most directly comparable to total segment gross operating margin is operating income.

We define total segment gross operating margin as operating income before: (1) depreciation, amortization and accretion expense; (2) non-cash asset impairment charges; (3) operating lease expenses for which we do not have the payment obligation; (4) gains and losses from asset sales and related transactions; and (5) general and administrative costs.  Gross operating margin by segment is calculated by subtracting segment operating costs and expenses (net of the adjustments noted above) from segment revenues, with both segment totals before the elimination of intercompany transactions.  In accordance with GAAP, intercompany accounts and transactions are eliminated in consolidation.  Gross operating margin is exclusive of other income and expense transactions, provision for income taxes, the cumulative effect of changes in accounting principles and extraordinary charges.  Gross operating margin is presented on a 100 percent basis before the allocation of earnings to noncontrolling interests.

We include equity earnings from unconsolidated affiliates in our measurement of segment gross operating margin.  Our equity investments with industry partners are a vital component of our business strategy.  They are a means by which we conduct our operations to align our interests with those of our customers and/or suppliers.  This method of operation also enables us to achieve favorable economies of scale relative to the level of investment and business risk assumed versus what we could accomplish on a standalone basis.  Many of these businesses perform supporting or complementary roles to our other business operations.

Distributable cash flow.  We define distributable cash flow as net income or loss attributable to Enterprise adjusted for: (1) the addition of depreciation, amortization and accretion expense; (2) the addition of operating lease expenses for which we do not have the payment obligation; (3) the addition of cash distributions received from unconsolidated affiliates less equity earnings from unconsolidated affiliates; (4) the subtraction of sustaining capital expenditures and cash payments to settle asset retirement obligations; (5) the addition of losses or subtraction of gains from asset sales and related transactions; (6) the addition of cash proceeds from asset sales or related transactions; (7) the return of an investment in an unconsolidated affiliate (if any); (8) the addition of losses or subtraction of gains on the monetization of financial instruments recorded in accumulated other comprehensive income (loss), if any, less related amortization of such amounts to earnings; (9) the addition of net income attributable to the noncontrolling interest associated with the public unitholders of DEP, less related cash distributions to be paid to such unitholders with respect to the period of calculation; and (10) the addition or subtraction of other miscellaneous non-cash amounts (as applicable) that affect net income or loss for the period.

Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets.  Such expenditures serve to maintain existing operations but do not generate additional revenues.

Management compares the distributable cash flow we generate to the cash distributions we expect to pay our partners.  Using this metric, management computes our distribution coverage ratio.  Distributable cash flow is an important non-GAAP financial measure for our limited partners since it serves as an indicator of our success in providing a cash return on investment.  Specifically, this financial measure indicates to investors whether or not we are generating cash flows at a level that can sustain or support an increase in our quarterly cash distributions.  Distributable cash flow is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is in part measured by its yield, which is based on the amount of cash distributions a partnership can pay to a unitholder.  The GAAP measure most directly comparable to distributable cash flow is net cash flows provided by operating activities.

Adjusted EBITDA.  We define Adjusted EBITDA as net income or loss minus equity in income from unconsolidated affiliates; plus distributions received from unconsolidated affiliates, interest expense, provision for income taxes and depreciation, amortization and accretion expense.  Adjusted EBITDA is commonly used as a supplemental financial measure by management and external users of our financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess: (1) the financial performance of our assets without regard to financing methods, capital structures or historical cost basis; (2) the ability of our assets to generate cash sufficient to pay interest and support our indebtedness; and (3) the viability of projects and the overall rates of return on alternative investment opportunities.  Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies.  The GAAP measure most directly comparable to Adjusted EBITDA is net cash flows provided by operating activities.

Company Information and Use of Forward-Looking Statements

Enterprise Products Partners L.P. is the largest publicly traded energy partnership and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals.  The partnership’s assets include: 49,100 miles of onshore and offshore pipelines; approximately 200 million barrels of storage capacity for NGLs, refined products and crude oil; and 27 billion cubic feet of natural gas storage capacity.  Services include: natural gas transportation, gathering, processing and storage; NGL fractionation (or separation), transportation, storage, and import and export terminalling; crude oil and refined products storage, transportation and terminalling; offshore production platform; petrochemical transportation and storage; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems and in the Gulf of Mexico.  For additional information visit www.epplp.com.  Enterprise Products Partners L.P. is managed by its general partner, Enterprise Products GP LLC, which is wholly owned by Enterprise GP Holdings L.P. (NYSE: EPE).  For more information on Enterprise GP Holdings L.P., visit www.enterprisegp.com.

This press release includes forward-looking statements.  Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve certain risks and uncertainties, such as the partnership’s expectations regarding future results, capital expenditures, project completions, liquidity and financial market conditions.  These risks and uncertainties include, among other things, insufficient cash from operations, adverse market conditions, governmental regulations and other factors discussed in Enterprise’s filings with the U.S. Securities and Exchange Commission.  If any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected.  The partnership disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.

Contacts:                Randy Burkhalter, Investor Relations (713) 381-6812 or (866) 230-0745
         Rick Rainey, Media Relations (713) 381-3635

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Enterprise Products Partners L.P.				Exhibit A
Condensed Statements of Consolidated Operations – UNAUDITED
($ in millions, except per unit amounts)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenues	$8,067.8	$6,789.4	$24,155.7	$17,110.6
Costs and expenses:
Operating costs and expenses	7,460.1	6,395.8	22,406.2	15,796.9
General and administrative costs	56.0	52.3	131.5	133.3
Total costs and expenses	7,516.1	6,448.1	22,537.7	15,930.2
Equity in income of unconsolidated affiliates	17.5	15.0	50.2	32.0
Operating income	569.2	356.3	1,668.2	1,212.4
Other income (expense):
Interest expense	(179.7)	(161.0)	(496.9)	(472.0)
Other, net	1.3	0.2	1.8	2.2
Total other expense	(178.4)	(160.8)	(495.1)	(469.8)
Income before provision for income taxes	390.8	195.5	1,173.1	742.6
Provision for income taxes	(4.9)	(7.7)	(20.1)	(26.8)
Net income	385.9	187.8	1,153.0	715.8
Net (income) loss attributable to noncontrolling interests	(14.0)	25.1	(46.1)	(91.0)
Net income attributable to Enterprise Products Partners L.P.	$371.9	$212.9	$1,106.9	$624.8

Net income allocated to:
Limited partners	$307.0	$171.3	$918.7	$504.6
General partner	$64.9	$41.6	$188.2	$120.2
Per unit data (fully diluted):
Earnings per unit	$0.47	$0.36	$1.44	$1.09
Average LP units outstanding (in millions)	643.4	464.4	635.3	458.5
Other financial data:
Net cash flows provided by operating activities	$514.8	$256.7	$1,415.1	$891.7
Cash used in investing activities	$609.7	$184.9	$2,501.5	$1,072.2
Cash provided by (used in) financing activities	$(357.1)	$(65.0)	$1,074.1	$196.5
Distributable cash flow	$572.8	$402.4	$1,685.2	$1,072.8
Adjusted EBITDA	$828.4	$574.9	$2,405.6	$1,854.7
Depreciation, amortization and accretion	$252.8	$212.2	$704.2	$619.9
Distributions received from unconsolidated affiliates	$23.5	$21.7	$82.3	$55.2
Total debt principal outstanding at end of period	$12,655.0	$11,936.7	$12,655.0	$11,936.7
Capital spending:
Capital expenditures, net of contributions in aid of construction costs, for property, plant and equipment	$653.1	$263.7	$1,391.2	$1,087.6
Cash used for business combinations, net of cash acquired	12.8	0.8	1,233.0	74.5
Acquisition of intangible assets	--	--	--	1.4
Investments in unconsolidated affiliates	(3.9)	4.1	6.3	13.9
Total capital spending	$662.0	$268.6	$2,630.5	$1,177.4

Enterprise Products Partners L.P.				Exhibit B
Condensed Operating Data – UNAUDITED
($ in millions)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Gross operating margin by segment:
NGL Pipelines & Services	$397.2	$403.4	$1,275.5	$1,118.1
Onshore Natural Gas Pipelines & Services	154.1	108.4	391.3	391.5
Onshore Crude Oil Pipelines & Services	35.0	34.1	87.6	126.7
Offshore Pipelines & Services	68.3	22.8	232.2	83.0
Petrochemical & Refined Products Services	166.2	70.0	444.3	255.6
Total gross operating margin	820.8	638.7	2,430.9	1,974.9
Adjustments to reconcile non-GAAP gross operating margin to GAAP operating income:
Amounts included in operating costs and expenses:
Depreciation, amortization and accretion	(235.1)	(206.0)	(674.5)	(602.9)
Non-cash impairment charges	--	(24.0)	(1.5)	(26.3)
Operating lease expenses paid by EPCO	(0.2)	(0.2)	(0.5)	(0.5)
Gain from asset sales and related transactions	39.7	0.1	45.3	0.5
General and administrative costs	(56.0)	(52.3)	(131.5)	(133.3)
Operating income	$569.2	$356.3	$1,668.2	$1,212.4

Selected operating data: (1)
NGL Pipelines & Services, net:
NGL transportation volumes (MBPD)	2,326	2,179	2,254	2,098
NGL fractionation volumes (MBPD)	476	467	471	456
Equity NGL production (MBPD)	122	116	123	116
Fee-based natural gas processing (MMcf/d)	2,722	2,247	2,795	2,685
Onshore Natural Gas Pipelines & Services, net:
Natural gas transportation volumes (BBtus/d)	11,673	10,495	11,432	10,502
Onshore Crude Oil Pipelines & Services
Crude oil transportation volumes (MBPD)	684	654	678	683
Offshore Pipelines & Services, net:
Natural gas transportation volumes (BBtus/d)	1,138	1,374	1,284	1,458
Crude oil transportation volumes (MBPD)	299	369	325	278
Platform natural gas processing (MMcf/d)	442	694	547	741
Platform crude oil processing (MBPD)	17	17	18	10
Petrochemical & Refined Products Services, net:
Butane isomerization volumes (MBPD)	95	104	89	98
Propylene fractionation volumes (MBPD)	77	67	78	67
Octane additive production volumes (MBPD)	19	13	14	9
Transportation volumes, primarily refined products and petrochemicals (MBPD)	748	762	779	797
Total, net:
NGL, crude oil, refined products and petrochemical transportation volumes (MBPD)	4,057	3,964	4,036	3,856
Natural gas transportation volumes (BBtus/d)	12,811	11,869	12,716	11,960
Equivalent transportation volumes (MBPD) (2)	7,428	7,087	7,382	7,003

(1)   Operating rates are reported on a net basis, taking into account our ownership interests in certain joint ventures, and include volumes for newly constructed assets from the related in-service dates and for recently purchased assets from the related acquisition dates.
(2)   Reflects equivalent energy volumes where 3.8 MMBtus of natural gas are equivalent to one barrel of NGLs.

Enterprise Products Partners L.P.				Exhibit C
Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures
Distributable Cash Flow
($ in millions)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009 (1)	2010	2009 (1)
Net income attributable to Enterprise Products Partners L.P.	$371.9	$212.9	$1,106.9	$624.8
Adjustments to GAAP net income attributable to Enterprise Products Partners L.P. to derive non-GAAP distributable cash flow:
Depreciation, amortization and accretion	252.8	199.1	704.2	512.0
Operating lease expenses paid by EPCO	0.2	0.2	0.5	0.5
Distributions received from unconsolidated affiliates	23.5	57.5	82.3	96.0
Equity in income of unconsolidated affiliates	(17.5)	(46.4)	(50.2)	(42.2)
Sustaining capital expenditures	(72.1)	(55.2)	(177.4)	(108.3)
Cash payments to settle asset retirement obligations	(6.4)	(1.7)	(9.6)	(9.9)
Gain from asset sales and related transactions	(39.7)	--	(45.4)	(0.4)
Proceeds from asset sales and related transactions	65.5	2.3	89.6	2.8
Monetization of derivative instruments	--	--	1.3	--
Amortization of net losses related to monetization of derivative instruments	1.3	1.0	4.1	0.1
Net income attributable to noncontrolling interest – DEP public unitholders	8.5	10.1	26.8	21.8
Distribution to be paid to DEP public unitholders with respect to period	(10.6)	(10.8)	(31.7)	(27.2)
Net loss of TEPPCO for the third quarter of 2009	--	(42.1)	--	(42.1)
Other miscellaneous adjustments to derive distributable cash flow	(4.6)	75.5	(16.2)	44.9
Distributable cash flow	572.8	402.4	1,685.2	1,072.8
Adjustments to non-GAAP distributable cash flow to derive GAAP net cash flows provided by operating activities:
Sustaining capital expenditures	72.1	55.2	177.4	108.3
Cash payments to settle asset retirement obligations	6.4	1.7	9.6	9.9
Proceeds from asset sales and related transactions	(65.5)	(2.3)	(89.6)	(2.8)
Monetization of derivative instruments	--	--	(1.3)	--
Amortization of net losses related to monetization of derivative instruments	(1.3)	(1.0)	(4.1)	(0.1)
Net income attributable to noncontrolling interests	14.0	17.0	46.1	42.5
Net income attributable to noncontrolling interest – DEP public unitholders	(8.5)	(10.1)	(26.8)	(21.8)
Distribution to be paid to DEP public unitholders with respect to period	10.6	10.8	31.7	27.2
Miscellaneous non-cash and other amounts to reconcile distributable cash flow with net cash flows provided by operating activities	1.2	(26.1)	10.4	(6.0)
Net effect of changes in operating accounts	(87.0)	(190.9)	(423.5)	(536.1)
Operating cash flows for the six months ended June 30, 2009 attributable to the inclusion of TEPPCO amounts in our recast financial statements	--	--	--	197.8
Net cash flows provided by operating activities	$514.8	$256.7	$1,415.1	$891.7

(1)   Distributable cash flow for the three and nine months ended September 30, 2009 are calculated and reconciled to the recast financial results of Enterprise Products Partners L.P., which includes amounts attributable to TEPPCO Partners L.P. and its consolidated subsidiaries prior to October 26, 2009 (the effective date of the TEPPCO Merger).

Enterprise Products Partners L.P.				Exhibit D
Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures
Adjusted EBITDA
($ in millions)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Net income	$385.9	$187.8	$1,153.0	$715.8
Adjustments to GAAP net income to derive non-GAAP Adjusted EBITDA:
Equity in income of unconsolidated affiliates	(17.5)	(15.0)	(50.2)	(32.0)
Distributions received from unconsolidated affiliates	23.5	21.7	82.3	55.2
Interest expense (including related amortization)	179.7	161.0	496.9	472.0
Provision for income taxes	4.9	7.7	20.1	26.8
Depreciation, amortization and accretion in costs and expenses	251.9	211.7	703.5	616.9
Adjusted EBITDA	828.4	574.9	2,405.6	1,854.7
Adjustments to non-GAAP Adjusted EBITDA to derive GAAP net cash flows provided by operating activities:
Interest expense	(179.7)	(161.0)	(496.9)	(472.0)
Provision for income taxes	(4.9)	(7.7)	(20.1)	(26.8)
Operating lease expenses paid by EPCO	0.2	0.2	0.5	0.5
Gain from asset sales and related transactions	(39.7)	(0.1)	(45.4)	(0.5)
Loss on forfeiture of Texas Offshore Port System	--	--	--	68.4
Miscellaneous non-cash and other amounts to reconcile Adjusted EBITDA and net cash flows provided by operating activities	(2.5)	47.8	(5.1)	42.3
Net effect of changes in operating accounts	(87.0)	(197.4)	(423.5)	(574.9)
Net cash flows provided by operating activities	$514.8	$256.7	$1,415.1	$891.7